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                                                                    EXHIBIT 10.1

                                    AGREEMENT


         THIS AGREEMENT is made this 1st day of March, 2000, by and among COLORADO TAB FORCE, LLC, a Colorado limited liability company (the "Seller"), JOHN MULLIGAN, LITA MULLIGAN, AND EARL MORRIS (the "Principals"), INFINITY GROUP, INC., (the "Manufacturer") and THE EVERGREEN NETWORK.COM, INC., a Colorado corporation (the "Buyer").

                                    RECITALS:

         The Seller is engaged in the business (the "Business") of owning and operating Tab Force Pulltab Validation Units and pull tickets manufactured by Manufacturer and licensed as bingo equipment and used in licensed gaming operations in the State of Colorado. The Seller leases certain units from third parties and has rights and obligations relative to such units pursuant to those leases. Buyer and Seller desire to negotiate a residual buyout of those leases and arrange for payments to be made on those leases in order that Buyer may own 240 Pulltab Validation Units free and clear of all liens and encumbrances on the terms and conditions hereinafter set forth. In the event such arrangements cannot be made with such third parties, Seller owns additional units which it has the ability to transfer unencumbered marketable title to, and Seller shall sell those units to Buyer upon the terms and conditions hereinafter. Manufacturer and Buyer desire to establish a master distributorship arrangement in accordance with the Master Distributorship Agreement attached hereto as EXHIBIT A and made a part hereof.

         NOW THEREFORE, for valuable consideration, the parties agree as follows:

         1. AGREEMENT TO ACQUIRE ASSETS.

         (a) Included Assets. The Buyer shall purchase and acquire from the Seller, and the Seller shall sell, transfer, assign and convey to the Buyer the following "Assets":

              (i) Inventory. 240 Tab Force Validation Units ("the Units"), pedestals, chairs, computers and peripherals (collectively the "Inventory"). Attached hereto as EXHIBIT B is a list of the Inventory and the serial numbers of the Inventory as of the Closing Date. The Inventory must be in good operating condition and in a state of reasonable maintenance and repair. The Inventory must not have any material defects, be in good workable operating condition and must be suitable for the purposes for which it are used and in compliance with all applicable law. By virtue of the existence of the Leases, Seller does not own clear title to certain of the Units which are owned by the lessors under the Leases, and Buyer and Seller shall work together with the lessors to negotiate a residual buyout arrangement with the lessors in order that Buyer may receive the Units free and clear of all liens and encumbrances. In the event certain of the Units are not able to be transferred free and clear of all liens and encumbrances, Seller shall be permitted to substitute Tab Force Validation Units for those listed on the Inventory, so long as the total number of units sold to Buyer is 240.



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              (ii) Intangible Assets. All of the Seller's trademarks, trade names, goodwill and similar items used in connection with the Business including, but not limited to, the name "Colorado Tab Force" (collectively the "Intangible Assets").

         (b) Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following: (i) cash, cash equivalents, and bank deposits; and (ii) prepaid utilities, insurance and taxes.

         (c) Excluded Liabilities. The Buyer will not assume or be responsible for any obligation or liability of the Seller or the Principals and the Seller and the Principals will continue to be responsible for all obligations and liabilities, whether known or unknown, fixed or contingent, liquidated or unliquidated and secured or unsecured, whether arising prior to, at or subsequent to the Closing, whether or not related to the Business and whether or not disclosed to the Buyer (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing, the Excluded Liabilities include any obligations or liabilities of the Seller or the Principals: (i) Arising out of or relating to this Agreement or the transactions contemplated hereby; (ii) Constituting indebtedness, including obligations for borrowed money, representing the deferred purchase price of any property or pursuant to any guaranties; (iii) For federal, state, local or foreign taxes, including any taxes arising out of or resulting from the consummation of the transactions contemplated by this Agreement; (iv) To any present or former Principals, managers of the Seller or any of its predecessors; (v) Arising out of or relating to any actual or alleged breach or failure to perform by the Seller or the Principals or of their respective predecessors under any contract, commitment, arrangement or understanding; (vi) Relating to any litigation pending or threatened against the Seller or the Principals, including the Litigation (defined herein); (vii) Under any Environmental Laws; (viii) To any current or former employee of the Seller or any of its predecessors, including obligations for wages, bonuses, employee benefits, fringe benefits, vacation or holiday pay, severance pay or worker's compensation, or under any federal, state, local or foreign law relating to employment; (ix) Which have accrued or were incurred by the Seller or the Principals, or which arise out of any event that occurred or state of facts that existed, at or prior to the time of the Closing; (x) Relating to any activities or businesses of the Seller or the Principals other than the Business; or (xi) Relating to any Excluded Asset.

         2. PURCHASE PRICE.

         (a) Initial Purchase Price. The purchase price (the "Purchase Price") for the Assets (assuming no adverse change in assets, liabilities, revenues and earnings have occurred since the date of financials furnished to Buyer) shall be $710,000.00. The Purchase Price shall be adjusted to reflect changes in the Assets.



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         3. CLOSING. The transactions contemplated in this Agreement shall be consummated on the 31st day of May, 2000, or such other date as the parties may agree upon (the "Closing Date"). The parties shall take the following actions prior to or on the Closing Date:

         (a) Payments. The Buyer shall pay the Purchase Price to the Seller in accordance with the following schedule:

              (i) Forty Thousand Dollars ($40,000.00) was advanced to Seller on January 27, 2000.

              (ii) Sixty Thousand Dollars ($60,000.00) will be paid to Seller upon execution of this Agreement.

              (iii) Twenty Thousand Dollars ($20,000) will be paid to Seller on April 5, 2000.

              (iv) Three Hundred and Ten Thousand Dollars ($310,000.00) will be paid to Seller on April 30, 2000.

              (v) Twenty Thousand Dollars ($20,000) will be paid to Seller on May 5, 2000.

              (vi) Buyer shall deliver to the Seller the Balance of the Purchase Price, Two Hundred Sixty Thousand Dollars ($260,000.00), on May 31, 2000.

              The Purchase Price shall be paid by Seller to the lessors in full satisfaction of the outstanding amounts due and owing on the Leases. The parties agree and acknowledge that the Purchase Price shall be nonrefundable if, and only if, ownership of the 240 Units is transferred to Buyer free and clear of all liens and encumbrances and the Units are confirmed to be in good operating condition. In the event ownership of 240 Units is not transferred to Buyer free and clear of all liens and encumbrances and the Units are confirmed to be in good operating condition by or on the Closing Date, all of the Purchase Price shall be refunded by Seller. In the event Seller is able to deliver ownership of 240 Units to Buyer free and clear of all liens and encumbrances and the Units are confirmed to be in good operating condition by or on the Closing Date, and the Buyer fails to deliver the balance of the Purchase Price and consummate the transaction pursuant to the terms and conditions hereof, no part of the Purchase Price shall be refunded to Buyer.

         (b) Closing Documents. The Buyer and the Seller shall execute the following documents and take the following actions on or before the Closing
Date:

              (i) The Seller shall deliver the following to the Buyer: (aa) a duly executed general instrument of transfer or appropriate assignments transferring the Assets to the Buyer; (bb) certified copies of resolutions of the Seller's members (managers) authorizing the execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated herein; and (cc) such other documents as may be required to consummate the transactions contemplated herein.

              (ii) The Buyer shall deliver the following to the Seller: (aa) the checks representing the Purchase Price referred to above on the due date of each payment; (bb) certified copies of resolutions of the officers of the Buyer authorizing the execution and delivery of this



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    Agreement by the Buyer and the consummation of the transactions contemplated herein; and (cc) such other documents as may be required to consummate the transactions contemplated herein.

         (c) Place of Closing. All transactions contemplated herein shall be consummated at Buyer's counsel's offices, or at such other place as the parties may mutually determine.

         (d) Further Assurances. Following the Closing Date, at the request of the Buyer, the Seller shall deliver any further instruments of transfer and shall take all such further action as may be necessary or appropriate to vest in the Buyer good title to the Assets and to effectuate the transactions contemplated herein.

         4. REPRESENTATIONS AND WARRANTIES BY SELLER AND PRINCIPALS. The Seller and the Principals jointly and severally represent and warrant to the Buyer that the following statements are true and correct as of the date hereof and will be true and correct on the Closing Date:

         (a) Corporate Standing and Authority. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of Colorado with full power and authority to own its property and conduct its business as now being conducted. The Seller and the Principals have by proper corporate proceedings duly authorized the execution, delivery and performance of this Agreement and the Closing Documents. The Seller and the Principals have the power and authority to execute this Agreement and all other documents contemplated herein to which either of them is or will be a party (the "Closing Documents").

         (b) Binding Agreement. The Seller and the Principals have duly executed and delivered this Agreement. This Agreement is, and when executed and delivered on the Closing Date each of the Closing Documents will be, the legal, valid and binding obligations of the Seller and the Principals, as applicable, enforceable against the Seller and the Principals in accordance with their respective terms.

         (c) Absence of Conflicting Agreements. Neither the execution or delivery of this Agreement nor the execution and delivery of any of the Closing Documents by the Seller or the Principals, nor the performance by the Seller or the Principals of the transactions contemplated hereby and thereby, conflicts with, or constitutes a breach of or a default under: (i) the Articles of Organization or Operating Agreement of the Seller; (ii) any applicable law, rule, judgment, order, writ, injunction or decree of any court; (iii) any applicable rule or regulation of any administrative agency or other governmental authority; or (iv) any agreement, lease, indenture, instrument or contract to which the Seller or the Principals is now a party or by which either is bound, or which affects any of the Assets.

         (d) Consents. Seller, the Principals, and Manufacturer shall use their best efforts to assist Buyer with obtaining any required licenses or approvals, so long as such efforts result in no additional expense to Seller or Manufacturer.



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         (e) Taxes. The Seller has filed all appropriate federal, state and other tax returns for all periods on or before the due dates of such returns. No claim or liability is pending or has been assessed or asserted or threatened or will be assessed or asserted against the Seller in connection with any such taxes which is or may become a lien or charge against the Assets.

         (f) Financial Statements. Intentionally Omitted.

         (g) Labor Matters. Intentionally Omitted.

         (h) Compliance with Laws. The Seller has operated the Business in compliance with all applicable federal, state, local or other governmental laws or ordinances, and all applicable orders, rules and regulations of federal, state, local or other governmental agencies (including, without limitation, all environmental, energy, safety, fire, health, zoning, anti-discrimination, antitrust, ordinances, codes, orders, rules or regulations). The Seller has not received any claim or notice that the Business is not in compliance with any of the foregoing.

         (i) Litigation and Insurance. Other than as described below in Subsection 7(c), there are no actions, lawsuits or proceedings pending or threatened against the Seller in law or in equity, or before any governmental agency that, if determined adversely to the Seller, would affect the Assets being sold hereunder or the Business. Seller maintains general liability insurance on the Assets through The Bingo Company, which shall remain in effect through the Closing Date. After the Closing Date, Buyer shall maintain insurance on the Assets.

         (j) Contractual Interests. The Seller is not a party to any material contract, agreement or understanding (whether oral or written) relating to the Business, other than as set forth in Section 7(c).

         (k) Marketability. The Seller will convey the Assets to the Buyer free and clear of any mortgage, pledge, lien, encumbrance, charge, claim, title retention agreement or other security interest or arrangement other than the ICON and GMAC Leases referred to in Section 7(c) hereof.

         (l) Relationships. There is no dispute or controversy existing between the Seller or the Business and any of its customers with respect to any product or service sold or furnished by the Seller. There is no dispute or controversy existing between the Seller and any supplier or other contractor with respect to any product or service purchased by the Seller from such person.

         (m) Absence of Certain Events. Intentionally Omitted.

         (n) Hazardous Substances. Intentionally Omitted.

         (o) Disclosure. No representation or warranty by the Seller or the Principals in this Agreement and no information in any statement, certificate, schedule or other documents furnished or to be furnished to the Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not



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misleading. Except as disclosed in this Agreement and the exhibits attached hereto, there is no fact which the Seller, Manufacturer, and the Principals have not disclosed to the Buyer in writing which materially adversely affects or, so far as the Seller and the Principals can now foresee, may materially adversely affect the Business, operations, prospects, properties, assets, profits or conditions (financial or otherwise) of the Seller, the Assets or the Business.

         5. REPRESENTATIONS AND WARRANTIES BY THE BUYER. The Buyer represents and warrants to the Seller and the Principals that the following statements are true and correct as of the date hereof and will be true and correct as of the Closing Date:

         (a) Corporate Authority. The Buyer has, by proper corporate proceedings, duly authorized the execution, delivery and performance of this Agreement.

         (b) No Prohibition Against Purchase. The Buyer is not a party to or otherwise subject to any agreement, indenture, instrument, judgment, decree or any other regulation or demand of any government, bureau, board or agency which would prohibit the consummation of the transactions contemplated by this Agreement.

         6. OBLIGATIONS OF THE PARTIES UNTIL THE CLOSING DATE.

         (a) Affirmative Covenants. Between the date hereof and the Closing Date, the Seller will:

              (i) maintain the Assets in the same repair, order and condition as they were in at the execution of this Agreement, ordinary wear and tear excepted;

              (ii) maintain in full force and effect all permits, if any;

              (iii) maintain in full force and effect the insurance policies and binders currently in effect relating to the Business or the Assets;

              (iv) maintain all of the books and records of the Business in accordance with past practices;

              (v) comply with all provisions of the contracts and agreements relating to or affecting the Business or the Assets and with the provisions of all laws, rules and regulations applicable thereto; and

              (vi) promptly advise the Buyer in writing of the threat or commencement against the Seller or the Business of any dispute, claim, action, suit or proceedings, arbitration or investigation or the occurrence of any development (exclusive of general economic factors affecting the Business in general) of a nature that is or may be adverse to the operations, properties, assets or prospects of the Business or the Assets other than the Litigation.



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         7. CONDITIONS TO OBLIGATION OF THE BUYER. The obligations of the Buyer to acquire the Assets in accordance with the terms of this Agreement on the Closing Date shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         (a) Accuracy of Representations. All representations and warranties of the Seller and the Principals contained in this Agreement or otherwise made in writing pursuant to this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         (b) No Change of Condition. The Business and property of the Seller shall not have been adversely affected in any material way as a result of any judicial, administrative or governmental proceeding, or losses.

         (c) Icon Approval/Litigation Indemnification. The obligation of Buyer to deliver the Purchase Price to Seller is expressly contingent upon the dismissal with Prejudice of Bernalillo County, New Mexico, Second Judicial District Court Civil Action No. CV-99-09918, Icon Receivables 1998-A, Inc., a Delaware corporation ("ICON") v. Infinity Group, Inc., a New Mexico corporation, Rolen A. Miller, H. Earl Morris, Nan B. Morris, John Mulligan, Lita Mulligan, and Michael Cassidy (the "Litigation") on or before the Closing Date. Seller, the Principals, and Manufacturer agree to indemnify and hold Buyer harmless pursuant to Paragraph 9(g) herein with regard to the Litigation.

         The Units are currently subject to the existing leases between Seller, Manufacturer, and ICON and Phoenix Corp., n/k/a GMAC dated June 23, 1998 and December 30, 1997 respectively (individually the "ICON Lease" and the "GMAC Lease" and collectively the "Leases", copies of which are attached hereto as EXHIBITS C AND D). It is the intent of the parties hereto that the Litigation be resolved and that the parties negotiate a settlement with ICON including a residual buyout figure to be paid by Buyer in order to transfer the Units subject to the ICON Lease upon terms agreeable to both Buyer and ICON. Seller and Manufacturer agree that the exercise of the residual buyout rights set forth in the Leases shall be exercised by Buyer and on Buyer's behalf, and Seller and Manufacturer agree to perform their obligations under the Leases which are prerequisites to exercising their purchase options under the Leases, such as notice and appraisal covenants. In the event the Units subject to the ICON Lease may not be transferred pursuant to a residual buyout arrangement suitable to the parties and ICON, Seller and Manufacturer shall arrange for the substitution of 120 validation units in good and working condition for the 120 Units subject to the ICON Lease. Seller and Principals represent and warrant that the transfer of the Units subject to the Leases as contemplated herein do not violate any terms and conditions of the Leases or otherwise constitute a default under the Leases.

         (e) Execution of Master Distributorship Agreement. The obligation of Buyer to deliver the Purchase Price to Seller is expressly contingent upon the execution of the Infinity/Evergreen Master Distributing Agreement between Infinity Group, Inc., and Evergreen, Inc., a copy of which is attached hereto as EXHIBIT A.



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         8. CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to sell and deliver the Assets to the Buyer in accordance with the terms of this Agreement on the Closing Date shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         (a) Representations. All representations and warranties of the Buyer contained in this Agreement or otherwise made in writing pursuant to this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

         9. CONTINUING OBLIGATIONS OF PARTIES.

         (a) Name.

              (i) The Seller and the Principals shall not use the name "Colorado Tab Force" or any variation thereof in the Business or otherwise after the Closing Date.

              (ii) Immediately following the Closing, the Seller shall amend its Articles of Organization to change its corporate name to a name which is not similar to "Colorado Tab Force."

         (b) Discharge of Liabilities. The Seller shall pay all liabilities and obligations of the Seller or the Business which are not assumed by the Buyer hereunder as and when the same shall become due and payable.

         (c) Collection of Accounts Receivable. Intentionally Omitted.

         (d) Employees. Intentionally Omitted.

         (e) Continuing Relationships. The Seller, the Manufacturer, and the Principals shall use their best efforts to assure the development and continuation of favorable relationships between the Buyer and the Seller's existing customers and suppliers. In addition, the Seller and the Principals shall, from and after such time, direct to the Buyer all inquiries from such customers and other persons regarding the Tab Force validation units. The Seller and the Principals shall, from and after the Closing Date, maintain the absolute confidentiality of all matters relating to the Business.

         (f) Non-Competition. During the period commencing on the Closing Date and ending sixty (60) months thereafter, the Seller and the Principals shall not, directly or indirectly, engage in the Business or in the sale or distribution of any other machines similar to or in competition with the pull tab validation units or pull tab reader machines within the following territory: the State of Colorado other than as set forth in the Master Distribution Agreement as referenced in Paragraph 7(e) hereof and attached hereto as Exhibit
A. For purposes of this subparagraph, the term "directly or indirectly" engaging in Business shall include, but not be limited to: (i) acting as an agent, representative, consultant, officer, director, independent contractor, or employee of any entity or enterprise; and (ii) participating directly or indirectly in any such entity or



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enterprise as an owner, partner, limited partner, joint venturer, material creditor or stockholder (except as a stockholder holding less than a one percent (1%) interest in a corporation whose shares are traded on a national securities exchange or in the over-the-counter market). Principals John Mulligan, Leif Mulligan and Michael Cassidy as officers and owners, officers, and directors of the Bingo Company, a Colorado corporation, shall continue in the business of being bingo suppliers to users of bingo equipment throughout the State of Colorado and elsewhere. The principals of Evergreen Network.com, Inc., Mr. Howard Tooke, Mr. Tip Daniels, and Joe Imhoff, shall not directly or indirectly engage in the business or in the sale of bingo supplies and equipment other than the tab force validation unit machines and pull tab tickets dispensed by said machines for the same period of time and under the same conditions within the State of Colorado and/or the State of Nevada. All parties shall be entitled to enforce the provisions of this subparagraph by injunctive relief.

         (g) Indemnification. The Seller and the Principals shall jointly and severally indemnify the Buyer fully and hold the Buyer harmless against and in respect of all claims, demands, actions or causes of action, assessments, losses, damages, liabilities, judgments, costs and reasonable expenses (including interest and attorney's fees) asserted against or incurred by the Buyer arising out of or relating to: (i) any Excluded Liabilities, including the Leases; (ii) a breach of any representation, warranty or agreement of the Seller or the Principals contained in this Agreement; (iii) the Litigation; (iv) arising out of any act or omission of the Seller or the conduct of the Business prior to the Closing Date. The Buyer shall indemnify and hold harmless the Seller and the Principals from and against and in respect of all claims, demands, actions or causes of action, assessments, losses, damages, liabilities, judgments, costs and reasonable expenses (including interest and attorney's fees) asserted against or incurred by the Seller or the Principals arising out of or relating to: Buyer's acts or omissions in connection with Buyer's operation of the Business from and after January 6, 2000 up to and including the Closing Date.

         10. EXPENSES.

         (a) General. Each party hereto shall pay all expenses incurred by it in connection with the negotiation, execution and performance of this Agreement, whether or not the transactions contemplated herein are consummated, including the fees and expenses of the counsel and accountants of each.

         (b) Proration of Taxes and Expenses. All personal property taxes on the Assets shall be deemed to cover the calendar year in which the taxes become a lien. Personal property taxes which became a lien in years prior to the calendar year of the Closing Date shall be paid by the Seller without proration. Taxes which become a lien in the calendar year of the Closing Date shall be prorated so that the Seller shall be charged with taxes from the first of the year to the Closing Date, and the Buyer shall be charged with taxes for the balance of the year. All other taxes and expenses shall be prorated as of the Closing Date.

         11. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements contained in this Agreement or made pursuant to the transactions contemplated by this Agreement shall survive the Closing Date and the consummation of the transactions contemplated herein for a period of three years after the Closing Date. Notwithstanding the



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foregoing, the representations, warranties and agreements of each party shall continue in effect from and after the expiration of such three year period with respect to specific claims or specific potential claims that are described in any written notice given to such party by any other party prior to the expiration of such period.

         12. MISCELLANEOUS.

         (a) Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered by personal delivery, facsimile transmission, overnight courier, or if mailed by certified mail, return receipt requested, postage prepaid as follows:

         To Seller and Principals at:
         Colorado Tab Force, LLC
         2300 S. Tejon Street
         Englewood, CO 80110

         With a copy to:
         Steven M. Munsinger, Esq.
         One Cherry Center, Suite 610
         501 South Cherry Street
         Denver, CO 80222

         To Buyer at:
         Evergreen Network.com, Inc.
         3336 N. 32nd Street, Suite 106
         Phoenix, AZ 85018

         With a copy to:
         Campbell, Bohn, Killin, Brittan, & Ray LLC
         Attn: Dick Campbell
         270 St. Paul Street, Suite 200
         Denver, CO 80206

         (b) Entire Agreement. This Agreement contains the entire understanding of the parties and shall not be amended except by a written instrument hereafter signed by the parties hereto.

         (c) Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Colorado.

         (d) Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (e) Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either the Seller or the Buyer without the prior written consent of



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

         (c) Governing Law. The validity and construction of this Agreement shall be governed by the laws of the State of Colorado.

         (d) Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         (e) Assignability. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either the Seller or the Buyer without the prior written consent of the other party. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (f) Recording. This Agreement shall not be recorded in the public records of any state, city or county where the Assets are located.

         IN WITNESS WHEREOF the parties hereunto have set their hands and seals the day and year first above written.


         Colorado Tab Force, LLC., a Colorado limited liability company


         /s/ MICHAEL J. CASSIDY
         -------------------------
         By: Michael J. Cassidy
            ----------------------
         Its: Authorized Signatory
             ---------------------


         -------------------------
         John Mulligan


         -------------------------
         Lita Mulligan


         -------------------------
         Earl Morris

         The Evergreen Network.com, a Colorado corporation


         /s/ HOWARD E. TOOKE
         -------------------------
         By:  Howard E. Tooke
            ----------------------
         Its: President
             ---------------------



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